UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported)

January 21, 2014

INFORMATICA CORPORATION

(Exact name of registrant as specified in its charter)

State of Delaware	0-25871	77-0333710
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Cardinal Way

Redwood City, California 94063

(Address of principal executive offices)

(650) 385-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2014 Corporate Bonus Plan

On January 21, 2014, the Compensation Committee (the “Committee”) of the Board of Directors of Informatica Corporation (“Informatica”) approved the allocations, methodologies, and metrics for the payment of bonuses for fiscal 2014, if any, to Informatica’s executive officers.

Aggregate cash bonus amounts range between 90% and 115% of base salary per executive officer at the target level of achievement.  Each officer’s actual bonus will be determined based on the achievement of performance goals related to license bookings, subscription (annual contract value) bookings and non-GAAP operating income.  The target levels of the performance goals are measured on a semi-annual basis. Bonuses are paid out after the second calendar quarter for performance achieved in the first half of the year, and after the fourth calendar quarter for performance achieved in the second half of the year. There is no payout for achievement at 80% or less of the target level for that semi-annual period.  In addition, it is possible to exceed the target level of achievement and receive a bonus payout in excess of the amount payable at the target level, up to a maximum of 200% of the target bonus amount. The Committee reviews, approves and has discretion to adjust the actual achievement levels and the bonus payments for all participants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: January 27, 2014		INFORMATICA CORPORATION

	By:	/s/ EARL E. FRY
Earl E. Fry Chief Financial Officer, Chief Administration Officer and EVP, Global Customer Support